Exhibit 10.9

AMENDMENT NO. 1 TO EMPLOYEEMENT AGREEMENT AND

WAIVER OF GOOD REASON TERMINATION ELECTION

WHEREAS, C&J Energy Services, Ltd. (formerly Nabors Redline Ltd.), a Bermuda exempted company (the “Company”), and James H. Prestidge, Jr. (“Executive”) are parties to that certain Employment Agreement (the “Employment Agreement”) dated as of September 26, 2014 and effective as of March 24, 2015; and

WHEREAS, the definition of “Good Reason” in Section 1.1(j) of the Employment Agreement includes in subsections (i) “any material reduction in Executive’s authority and responsibility” and (iii) “a reduction in Executive’s then effective Base Salary;”

WHEREAS, under Section 4.1(b) of the Employment Agreement, the Executive may termination Executive’s employment for Good Reason;

WHEREAS, under Section 4.3(b) of the Employment Agreement, if the Executive terminates the Employment Agreement for Good Reason, the Executive is entitled to receive (i) payment of the Accrued Obligation (as defined in the Employment Agreement) and any unreimbursed business expenses and (ii) subject to the satisfaction of any applicable performance targets, as defined in Section 3.3 of the Employment Agreement, any of the Executive’s unpaid bonuses with respect to a previous calendar year completed prior to the date of the Executive’s termination (without regard to any requirement that Executive remain employed through the date of termination of such bonuses). In addition, in return for a release as defined in the Employment Agreement, the Executive would also receive (i) a payment of the annual bonus, as defined in the Employment Agreement, for the calendar year during which Executive’s employment is terminated, determined based on actual results and paid at the same time such bonus is paid to active executives; (ii) full vesting, without proration, of any and all long-term equity compensation awards granted to the Executive by the Company or its subsidiaries under any plan not previously vested, with any unexercised options as of the date of termination remaining exercisable for the full term thereof (subject to compliance with Section 162(m) of the Code as stated in the Employment Agreement); (iii) a lump sum payment of an amount equal to two (2) times the sum of (A) the annualized rate of Executive’s Base Salary, as defined in the Employment Agreement, as in effect on the date of the termination of Executive’s employment and (B) payment of Executive’s target annual bonus for the calendar year in which the date of termination occurs; and (iv) a lump sum payment of any amount equal to all Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (COBRA) premiums that would be payable during the period beginning the date of termination of employment and ending on the date that is 18 months after the date of termination of employment subject to the additional provisions in the Employment Agreement;

WHEREAS, pursuant to Section 10.2 of the Employment Agreement, the Employment Agreement may be amended by a written document signed by both parties;

WHEREAS, the Company has provided to Executive this Amendment No. 1 to Employment Agreement and Waiver of Good Reason Termination Election (the “Amendment”) for purposes of amending or otherwise modifying the terms and conditions of Executive’s employment with the Company pursuant to the Employment Agreement;

WHEREAS, the Company has notified Executive that (i) Executive will no longer have authority or responsibility for certain matters, including the Company’s procurement and QHSE divisions, which will result in many of his direct reports being reassigned and (ii) Executive’s Base Salary, as defined in the Agreement, will be reduced in line with the reduction in responsibilities, which in turn impacts certain other of Executive’s defined rights and benefits under the Employment Agreement; and

WHEREAS, the Company has further notified Executive that Executive’s Base Salary, as reduced by this Amendment, will continue to be further reduced by 10%, in line with the salary reductions previously implemented by the Company and continuing in effect as of the date hereof.

NOW, THEREFORE, pursuant to the terms of this Amendment, and in consideration of the mutual promises and covenants contained herein, Executive and the Company each agree to the amendment and/or modification of certain terms and conditions of Executive’s employment with the Company, and waives certain defined rights, pursuant to the Employment Agreement, effective as of September 2, 2016, as stated herein:

1. The first sentence of Section 3.2 of the Employment Agreement is hereby amended to read as follows: “As compensation for services rendered under this Agreement, Executive shall be entitled to receive from the Company a minimum annualized base salary (before tax withholdings and other deductions) of $270,000 (“Base Salary”).”

2. But for the purposes stated in Section 5 of this Amendment, Executive understands, acknowledges and agrees to an additional 10% reduction in Base Salary.

3. The first sentence of Section 3.3(a) of the Employment Agreement is hereby amended to read as follows: “Executive shall be eligible to receive an annual bonus (“Annual Bonus”) for each full calendar year beginning on or after January 1, 2015 that he is employed with the Company during the Term (each such calendar year, a “Bonus Year”) in which the Company achieves certain targets as set forth by the Compensation Committee of the Board (the “Compensation Committee”), and the target amount of such bonus shall (assuming all performance targets are met or exceeded) be 100% of Executive’s Base Salary for the applicable Bonus Year; provided that Executive shall not be entitled to an Annual Bonus for any Bonus Year, unless the Compensation Committee determines otherwise, in which the Company does not achieve such targets, as determined by the Compensation Committee; and provided further, that Executive shall not be entitled to any Annual Bonus if Executive’s employment is terminated by the Company for Cause prior to the date of payment of such Annual Bonus and, subject to the exceptions set forth in Sections 4.3(b)(ii), 4.3(b)(1), 4.3(c)(ii), 4.3(c)(1), 4.3(d)(ii) and 4.3(e)(iii) Executive shall not be entitled to any Annual Bonus if Executive is not employed by the Company on the date the Compensation Committee determines annual bonuses for executive officers of the Company.”

4. Executive understands, acknowledges and agrees that the reduction in Executive’s Base Salary pursuant to Section 1 of this Amendment results in a reduced “Base Salary” for all purposes, terms and provisions under the Employment Agreement.

5. Executive understands, acknowledges and agrees that the stated additional 10% reduction in Executive’s Base Salary pursuant to Section 2 of this Amendment does not result in a reduced “Base Salary” for purposes of the following Sections of the Employment Agreement:

A.	Section 3.3(a) regarding the level of the “Annual Bonus;”

B.	Section 3.5 regarding the amount of equity incentives; and

C.	Section 4.3 regarding the amount of the Company’s severance obligation to Executive upon certain termination events.

6. In relation to each of the reduction in Executive’s authority and responsibility, reduction in Executive’s Base Salary pursuant to Section 1 of this Amendment, and/or the additional 10% reduction in Executive’s Base Salary pursuant to Section 2 of this Amendment:

A.	Executive expressly waives Executive’s right to claim that such reductions, individually or collectively, constitute Good Reason as defined in the Employment Agreement;

B.	Executive expressly waives Executive’s right to terminate Executive’s employment under the Employment Agreement on the basis of such reductions, individually or collectively, and claim that such termination is one for Good Reason under the Employment Agreement; and

C.	Executive expressly waives any rights and/or benefits Executive would receive in the case of a termination for Good Reason under the Employment Agreement and as stated in the Employment Agreement under Section 4.3(b).

7. Executive understands, acknowledges and agrees that by this Amendment, Executive is waiving existing rights and benefits under the Employment Agreement, specifically including (but not limited to) the provision concerning Good Reason termination, and benefits upon such Good Reason termination under the Employment Agreement.

8. Executive understands, acknowledges and agrees that Executive has actual knowledge of the terms and conditions of Executive’s employment with the Company and the existence of the right and benefits pursuant to the Employment Agreement being waived by this Amendment;

9. Executive understands, acknowledges and agrees that Executive has the actual intent to amend and/or modify certain defined terms and conditions of Executive’s employment with the Company, and relinquish the rights and benefits, pursuant to the Employment Agreement as stated in this Amendment.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment dated effective as of September 2, 2016.

C&J ENERGY SERVICES LTD.

/s/ Donald J. Gawick
Donald J. Gawick
President and Chief Executive Officer

EXECUTIVE

/s/ James H. Prestidge, Jr.
James H. Prestidge, Jr.